Exhibit 99.1

NewHydrogen CEO Steve Hill and University of Waterloo Expert Explore Integration of Hydrogen in Microgrids and Smart Grids

Dr. Cañizares, a globally recognized expert in power system stability and renewable energy integration, highlighted the significant potential of hydrogen in remote communities and areas with high renewable energy variability

SANTA CLARITA, Calif. (February 11, 2025) — NewHydrogen, Inc. (OTCMKTS:NEWH), the developer of ThermoLoop™, a breakthrough technology that uses water and heat rather than electricity to produce the world’s cheapest green hydrogen, today announced a podcast featuring CEO Steve Hill and Dr. Claudio A. Cañizares, University Professor and Hydro One Endowed Chair at the University of Waterloo.

Dr. Cañizares highlighted the significant potential of hydrogen, especially in remote communities and areas with high renewable energy variability. He said, “Microgrids, small, independent electricity grids have become increasingly crucial for resilience against climate change-related disruptions. In these smaller systems, hydrogen offers a compelling solution for energy storage, particularly for seasonal variations in renewable energy generation. For instance, in northern communities with long periods of winter darkness, hydrogen’s ability to store summer solar energy makes it a valuable asset.”

The conversation also touched upon smart grid integration. Dr. Cañizares defined smart grids as systems that incorporate intelligent control and protection strategies at the distribution level, enabling better management of electricity flow and demand. While acknowledging the economic challenges of competing with batteries in larger grid systems (batteries boast 90% efficiency compared to the current 40% efficiency of hydrogen systems, which includes electrolyzer and fuel cell), he emphasized hydrogen’s unique suitability for long-term energy storage in isolated microgrids.

“The efficiency of hydrogen systems is a key factor,” said Dr. Cañizares. He noted that economics become more favorable when considering the broader context of integrated energy systems— ones that encompass electricity, transportation, and thermal systems. In such systems, hydrogen’s versatility across various applications makes its use more economically viable.

Dr. Cañizares’ research underscores hydrogen’s pivotal role in a future focused on net-zero emissions. Its ability to store excess renewable energy and its applications beyond electricity generation – such as in chemical processes – position it as a valuable component of a flexible, resilient energy future.

Dr. Claudio Cañizares is a University Professor and Hydro One Endowed Chair in the electrical and computer engineering (ECE) department at the University of Waterloo, where he has held various academic and administrative positions since 1993. In 2021, he was appointed the Executive Director of the Waterloo Institute for Sustainable Energy (WISE). He received an electrical engineering degree from the Escuela Politécnica Nacional (EPN) in Quito, Ecuador in 1984, where he held different academic and administrative positions between 1983 and 1993, and his MSc (1988) and PhD (1991) degrees in electrical engineering from the University of Wisconsin-Madison. Dr. Cañizares’ research activities focus on the study of stability, control, optimization, modeling, simulation, and computational issues in bulk power systems, microgrids, and energy systems in the context of competitive energy markets and smart grids. He is the current Editor-In-Chief of the IEEE Transactions on Smart Grid, a Fellow of the Institute of Electrical & Electronic Engineering (IEEE), a Fellow of the Royal Society of Canada, a Fellow of the Canadian Academy of Engineering, and a Fellow of the Chinese Society for Electrical Engineering (CSEE)

Dr. Cañizares is listed as Google Scholar at https://scholar.google.ca/citations?user=NqIpnMkAAAAJ&hl=en.

Watch the full discussion on the NewHydrogen Podcast featuring Dr. Cañizares at

https://newhydrogen.com/videos/ceo-podcast/claudio-a-canizares-phd-university-of-waterloo.

Also, NewHydrogen will be hosting a webinar to reveal the secret to its breakthrough ThermoLoop technology. This webinar will occur after the close of the stock market on Monday, February 17 at 4:00 PM Eastern time. Please use this link to join the webinar: https://www.youtube.com/watch?v=-pkox2gPbiQ

For more information about NewHydrogen, please visit https://newhydrogen.com/.

About NewHydrogen, Inc.

NewHydrogen is developing ThermoLoop™ – a breakthrough technology that uses water and heat rather than electricity to produce the world’s lowest cost green hydrogen. Hydrogen is the cleanest and most abundant element in the universe, and we can’t live without it. Hydrogen is the key ingredient in making fertilizers needed to grow food for the world. It is also used for transportation, refining oil and making steel, glass, pharmaceuticals and more. Nearly all the hydrogen today is made from hydrocarbons like coal, oil, and natural gas, which are dirty and limited resources. Water, on the other hand, is an infinite and renewable worldwide resource.

Currently, the most common method of making green hydrogen is to split water into oxygen and hydrogen with an electrolyzer using green electricity produced from solar or wind. However, green electricity is and always will be very expensive. It currently accounts for 73% of the cost of green hydrogen. By using heat directly, we can skip the expensive process of making electricity, and fundamentally lower the cost of green hydrogen. Inexpensive heat can be obtained from concentrated solar, geothermal, nuclear reactors and industrial waste heat for use in our novel low-cost thermochemical water splitting process. Working with a world class research team at UC Santa Barbara, our goal is to help usher in the green hydrogen economy that Goldman Sachs estimated to have a future market value of $12 trillion.

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NewHydrogen, Inc.

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